EXHIBIT 11

                      FIRST REPUBLIC BANCORP INC.
            STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                     Quarter Ended
                                                                        March 31,
                                                             -----------------------------

                                                                 1997              1996
                                                                 ----              ----
Primary:
 Net income available to common stock                        $ 4,020,000        $ 2,816,400
                                                             ===========        ===========

 Weighted average shares outstanding,
  beginning of period including treasury shares                8,141,652          7,816,400
 Effect of stock options exercised during period                  24,253              8,142
 Weighted average shares of stock purchased by employees           1,769              4,745
 Weighted average shares converted from convertible
  subordinated debentures                                        925,040                  0
 Weighted average shares of dilutive stock
  options under treasury stock method (1)                        672,768            252,333
 Weighted average shares of treasury stock                      (425,394)          (486,000)
 Weighted average shares of unallocated ESOP                     (40,404)                 0
                                                             -----------        -----------

 Adjusted shares outstanding - primary                         9,299,684          7,595,620
                                                             ===========        ===========

 Net income per common share - primary                       $      0.43        $      0.36
                                                             ===========        ===========


Fully Diluted:
 Net income available to common stock                        $ 4,020,000        $ 2,770,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                                17,000            396,000
                                                             -----------        -----------

  Adjusted net income for fully diluted calculation (1)      $ 4,037,000        $ 3,166,000
                                                             ===========        ===========

  Adjusted shares - primary, from above                        9,299,684          7,595,620
  Weighted average shares issuable upon conversion
    of convertible subordinated debentures                     1,320,045          2,524,210
  Additional weighted average shares of dilutive
    stock options converted at period-end
    stock price under the treasury stock method                   51,233                 57
                                                              ----------        -----------

Adjusted shares outstanding - fully diluted                   10,670,962         10,119,887
                                                              ==========         ==========

Net income per share - fully diluted                          $     0.38        $      0.31
                                                              ==========        ===========



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(1) Due to the existence of convertible  subordinated  debentures prior to March
    31, 1997, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

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